Exhibit 99.1

DeVry Inc. To Acquire Deaconess College of Nursing; Expanding Healthcare Curriculum to Alleviate Shortage of Qualified Nursing Professionals

     OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--March 15, 2005--DeVry Inc. (NYSE:DV), an international higher education company, today reported it has signed a definitive agreement to acquire Deaconess College of Nursing for approximately $5.3 million in cash, subject to purchase price adjustments.
     Located in St. Louis, Missouri, Deaconess has approximately 450 students enrolled and offers associate and bachelor's degree programs in nursing. In addition, Deaconess offers a bachelor's degree completion program designed for registered nurses who have previously completed an associate degree program. Classes are offered days, evenings and weekends with non-clinical coursework offered both on campus and online. Deaconess currently generates approximately $4 million in revenue and is not expected to have a material impact on DeVry's earnings in fiscal 2005.
     "Deaconess will be an excellent addition to our current offerings in healthcare and should provide exceptional growth opportunities due to demographic and economic trends," said Ronald L. Taylor, DeVry's chief executive officer. According to the U.S. Department of Health and Human Services, the shortage of nurses reached 100,000 in 2000. In addition, strong demand for qualified nurses will continue and is expected to outpace supply through 2020.
     "This acquisition further establishes DeVry's position at the intersection of technology and healthcare, where our graduates apply the innovations created by advancements in these areas," continued Taylor. "In addition, the acquisition is consistent with our plan to develop and acquire high quality educational programs with the potential to offer them at existing DeVry University locations, thereby improving capacity utilization at those sites."
     Deaconess College of Nursing is accredited by the Higher Learning Commission of the North Central Association, the National League for Nursing Accrediting Commission and the Commission on Collegiate Nursing Education. For more information about Deaconess College of Nursing, visit its web site at www.deaconess.edu.

     DeVry Inc. (NYSE: DV) is the holding company for DeVry University, Ross University, Deaconess College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, business and management. Ross University, through its schools of Medicine and Veterinary Medicine, offers both doctor of medicine and doctor of veterinary medicine degrees. Deaconess College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Stalla CFA Review, provides preparatory coursework for the certified public accountant, certified management accountant and chartered financial analyst exams. DeVry Inc. is based in Oakbrook Terrace, Ill. For more information about the company, visit http://www.devry.com.


     CONTACT: DeVry Inc.
              Joan Bates (Investor), 630-574-1949
              or
              Dresner Corporate Services
              Kyra Kyles (Media), 312-780-7208